ASSET PURCHASE AND SALE AGREEMENT

between

KeyOn Communications Holdings, Inc.

as Buyer,

and

Southwest Wireless Net, Inc.,

as Seller

Dated as of August _2_, 2010

Table of Contents

Page

ARTICLE 1 DEFINITIONS		1

ARTICLE 2 SALE AND PURCHASE OF ASSETS		6
2.1	SALE AND PURCHASE	6
2.2	ASSUMPTION OF CERTAIN OBLIGATIONS	7
2.3	EXCLUDED LIABILITIES	8
2.4	PROCEDURES FOR ASSETS NOT TRANSFERABLE	9
2.5	WAIVER OF BULK SALES COMPLIANCE	9
2.6	GENERAL HOLDBACK	9

ARTICLE 3 PURCHASE PRICE		10
3.1	PURCHASE PRICE	10
3.2	PURCHASE PRICE ADJUSTMENTS	10

ARTICLE 4 REPRESENTATIONS AND WARRANTIES OF SELLER		11
4.1	ORGANIZATION, QUALIFICATION AND AUTHORITY	11
4.2	NO VIOLATIONS	11
4.3	LICENSES AND PERMITS	12
4.4	CONTRACTS	12
4.5	TITLE TO ASSETS	12
4.6	CONDITION OF ASSETS	12
4.7	LITIGATION	12
4.8	SECURED CREDITORS	13
4.9	INDEBTEDNESS FOR BORROWED MONEY	13
4.10	INSURANCE	13
4.11	BROKER’S OR FINDER’S FEE	13
4.12	INTELLECTUAL PROPERTY	13

i

4.13	TAXES	13
4.14	BANKRUPTCY	13
4.15	PRIVACY ISSUES	14
4.16	EMPLOYEE BENEFIT PLANS	14
4.17	FINANCIAL STATEMENTS	14
4.18	ABSENCE OF CERTAIN CHANGES	14
4.19	CONDITIONS OF THE FACILITIES	15
4.20	RELATIONS WITH SUPPLIERS	16
4.21	NO THIRD-PARTY OPTIONS	16
4.22	RECEIVABLES	16
4.23	ENVIRONMENTAL MATTERS	16
4.24	PRODUCT AND SERVICE WARRANTIES	16
4.25	AVAILABILITY OF DOCUMENTS	16
4.26	COMPLIANCE WITH LAW	17
4.27	FINANCIAL DATA	17

ARTICLE 5 REPRESENTATIONS AND WARRANTIES OF BUYER		17
5.1	ORGANIZATION, QUALIFICATION AND AUTHORITY	17
5.2	NO VIOLATIONS	17
5.3	LITIGATION	18
5.4	NO GOVERNMENTAL OR OTHER AUTHORIZATION REQUIRED	18
5.5	COMMISSIONS	18
5.6	FUNDING	18

ARTICLE 6 ADDITIONAL COVENANTS		18
6.1	DUE DILIGENCE AND ACCESS TO INFORMATION AND FACILITIES	18
6.2	CONTINUED EFFORTS	19
6.3	OPERATION OF BUSINESS PRIOR TO CLOSING	19
6.4	RECORDS OF THE BUSINESS	19
6.5	TAXES	19
6.6	CONFIDENTIALITY	20
6.7	NO SOLICITATION	20
6.8	COMPETING TRANSACTION	20
6.9	NON-COMPETE	20
6.10	NAME OF SELLER	21
6.11	FURTHER ASSURANCES	21
6.12	BUSINESS RELATIONSHIPS	21
6.13	BILLING SERVICES	21

ARTICLE 7 CONDITIONS PRECEDENT TO OBLIGATION OF BUYER TO CLOSE		21
7.1	OFFICER'S CERTIFICATE	21
7.2	WARRANTIES AND SERVICE CONTRACTS ON ASSETS	21
7.3	REQUIRED CONSENTS	21

7.4	RELEASES, TERMINATION AND OTHER FILINGS	22
7.5	DELIVERIES	22
7.6	ACCURACY OF REPRESENTATIONS AND PERFORMANCE OF SELLER	22
7.7	ABSENCE OF CERTAIN LITIGATION	22
7.8	APPROVALS	22
7.9	FURTHER DOCUMENTS	22

ARTICLE 8 CONDITIONS PRECEDENT TO OBLIGATION OF SELLER TO CLOSE		22
8.1	ACCURACY OF REPRESENTATIONS AND PERFORMANCE OF BUYER	22
8.2	ABSENCE OF CERTAIN LITIGATION	22
8.3	OFFICER'S CERTIFICATE	23
8.4	FURTHER DOCUMENTS	23

ARTICLE 9 CLOSING		23
9.1	CLOSING	23
9.2	DELIVERIES BY SELLER	23
9.3	DELIVERIES BY BUYER	23

ARTICLE 10 SURVIVAL AND INDEMNIFICATION		24
10.1	SURVIVAL	24
10.2	INDEMNIFICATION BY SELLER	24
10.3	INDEMNIFICATION BY BUYER	25
10.4	NOTICE OF CLAIMS; ASSUMPTION OF DEFENSE	26
10.5	SETTLEMENT OR COMPROMISE	26

ARTICLE 11 TERMINATION		27
11.1	TERMINATION OF AGREEMENT	27
11.2	EFFECT OF TERMINATION	27

ARTICLE 12 MISCELLANEOUS PROVISIONS		28
12.1	EXPENSES; TAXES	28
12.2	HEADINGS; SCHEDULES	28
12.3	COUNTERPARTS	28
12.4	RIGHTS OF PARTIES	28
12.5	ASSIGNMENT	28
12.6	NOTICES	28
12.7	APPLICABLE LAW AND REMEDIES	29
12.8	DISPUTE RESOLUTION	30
12.9	ADDITIONAL INSTRUMENTS AND ASSISTANCE	30
12.10	SEVERABILITY	30
12.11	PRONOUNS AND TERMS	30
12.12	RULES OF CONSTRUCTION	30
12.13	PUBLICITY	30
12.14	ENTIRE AGREEMENT	31
12.15	MODIFICATION; WAIVER	31

v

SCHEDULES

1.43	Required Consents
1.46	Subscribers
1.48	Tower Leases
1.49	Transport and Termination Agreements
2.1	Assets
3.1(c)	Post-Closing Payments
4.4	Contracts
4.5	Encumbrances
4.7	Litigation
4.8	Secured Creditors
4.9	Indebtedness for Borrowed Money
4.12	Intellectual Property
4.17	Absence of Certain Changes
4.18	Relations with Suppliers
4.22	Product and Service Warranties
7.2	Warranties and Service Contracts

Exhibits

Exhibit A	Assignment and Assumption Agreement
Exhibit B	Bill of Sale
Exhibit C	Non-compete of Seller
Exhibit D	Security Agreement
Exhibit E	License Agreement

ASSET PURCHASE AND SALE AGREEMENT

THIS ASSET PURCHASE AND SALE AGREEMENT (“Agreement”) is made as of the ____ day of July, 2010 by and between KeyOn Communications Holdings, Inc., a corporation formed and existing under the laws of the State of Delaware, or a wholly-owned subsidiary thereof (“Buyer”), on the one hand and Southwest Wireless Net, Inc. a corporation formed and existing under the laws of the State of Minnesota (“Seller”), on the other. Buyer and Seller are hereinafter, at times, collectively referred to as the “Parties” and individually as a “Party.”

WHEREAS, Seller owns and operates, among other things, a wireless broadband service provider business which provides wireless Internet access and other related Internet services to customers in Southwest Minnesota under the brand name SouthWest Wireless Net (“SouthWest”). Seller owns certain assets used in providing such services to the customers of SouthWest (the “Business”); and

WHEREAS, Buyer desires to buy and Seller desires to sell, substantially all of the assets used primarily in the Business, all of the customers in the Business, and the goodwill related to the Business on the terms and conditions contained in this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Buyer and Seller, intended to be legally bound, agree as follows:

ARTICLE 1

DEFINITIONS

For purposes of this Agreement, certain terms used in this Agreement and not otherwise defined herein shall have the meanings designated below:

1.1. “Accounts Receivable” shall mean the rights of Seller to payment for services performed or to be performed for customers of the Business prior to July 31, 2010, whether earned or unearned, provided such receivables are not older than thirty (30) days and for which no reserve allowance has been previously made.

1.2.  “Accounts Payable” shall mean the obligations of Seller as of the Closing Date to pay for services received, provided such payables have occurred in the Ordinary Course of Business and were incurred not more than 30 days prior to Closing.

1.3. “Accrued Expenses” shall mean the obligations of Seller as of the Closing Date to pay for services received from third parties prior to the Closing, yet due and owing at some date after the Closing Date, provided such payables have occurred in the Ordinary Course of Business.

1.4. “Affiliates” shall mean, with respect to any Person, any other Person directly or indirectly controlling, controlled by or under common control with such Person, including, without limitation, any Subsidiary of such Person. “Controlling,” “controlled by” and “under common control with” means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management policies of a Person, whether through the ownership of stock, as trustee or executor, by contract or otherwise.

1.5. “Agreement” shall mean all or any part of this Asset Purchase and Sale Agreement, including all schedules, exhibits, and appendices, as any of the foregoing may be amended, modified or supplemented in writing from time to time.

1.6. “Assets” shall have the meaning ascribed to it in Section 2.1(a).

1.7. “Assignment and Assumption Agreement” shall mean an Assignment and Assumption Agreement between Buyer and Seller in the form of Exhibit A attached hereto.

1.8. “Assumed Liabilities” shall have the meaning ascribed to it in Section 2.2(a).

1.9. “Bill of Sale” shall mean the Bill of Sale from Seller in the form of Exhibit B attached hereto.

1.10. “Billing Services” shall have the meaning as set forth in Section 6.13.

1.11. “Business” shall have the meaning set forth in the recitals to this Agreement.

1.12. “Buyer Indemnified Parties” shall have the meaning ascribed to it in Section 10.2.

1.13. “Closing” shall mean the closing of the purchase and sale of the Assets as contemplated by this Agreement, as set forth with more specificity in Article 9 herein.

1.14. “Closing Date” shall mean the date of August 3, 2010, provided that the conditions set forth in Articles 7 and 8 have been satisfied (other than those conditions which by their nature are normally satisfied after the Closing) or waived and the Required Consents set forth in Section 9.2 have been procured and delivered, or such other date that is agreed to in writing by the Seller and the Buyer. Nothwithstanding the foregoing, all working capital and other calculations that rely upon a transition date for the Business shall utilize the close of business on July 31, 2010 (the “Effective Closing Date”).

1.15. “Closing Payment” shall have the meaning ascribed to it in Section 3.1(a).

1.16. “Competing Transaction” shall mean any business combination or recapitalization involving Seller or any acquisition or purchase of all or a significant portion of the assets of, or any material equity interest in, Seller or any other similar transaction with respect to Seller involving any Person or entity other than Buyer other than a transaction involving the Excluded Assets.

1.17. “Contracts” shall mean the material contracts, agreements and arrangements set forth on Schedule 4.4 attached hereto.

1.18. “Deferred Revenue” shall mean all subscription revenue billed to Subscribers with respect to billing periods in excess of one month in the Ordinary Course of Business and consistent with Seller’s past practices of determining deferred revenue for its audited financial statements, whether collected in cash or still remaining as an Accounts Receivable, for which Seller remains obligated to provide service.

1.19. “Encumbrances” means any and all encumbrances, mortgages, pledges, security interests, liens, Taxes, claims, liabilities, options, commitments, charges, restrictions or other obligations of whatsoever kind, quantity or nature, whether accrued, absolute, contingent or otherwise, which affect title to the Assets.

1.20. “Excluded Assets” shall have the meaning ascribed to it in Section 2.1(b).

1.21. “FCC” shall mean the Federal Communications Commission.

1.22. “Financial Statements” means: (a) the audited balance sheet of Seller as of August 31, 2009, (b) the related audited statements of operations, cash flows and stockholders’ equity and members’ capital of Seller for the fiscal years then ended, (c) the unaudited balance sheet of Seller as of April 30, 2010 and each subsequent month through Closing, and (f) the related unaudited statements of operations, cash flows and stockholders’ equity of Seller as of April 30, 2010 and each subsequent month through Closing.

1.23. “GAAP” means generally accepted accounting principles, consistently applied in the United States.

1.24.  “Individual Qualified Subscriber Value” shall mean Five Hundred Forty-Eight and 00/100 ($548.00) dollars per Qualified Subscriber.

1.25. “Intellectual Property” means all patents, trademarks, trademark applications, intent to use trademark applications, service marks, copyrights, trade names (including, without limitation, “SouthWest Wireless Net”), franchises, intellectual property rights, proprietary rights, know-how and all registrations and applications and renewals for any of the foregoing and all goodwill associated therewith, including, without limitation, all Web sites, domain names and e-mail addresses associated with the Business.

1.26. “Liability” or “Liabilities” shall mean any liability or obligation (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, whether incurred directly or consequentially and whether due or to become due), including any Tax or other liability arising out of applicable statutory, regulatory or common law, any contractual obligation and any obligation arising out of tort.

1.27. “Licenses and Permits” shall have the meaning set forth in Section 4.3.

1.28. “Lien” means any mortgage, deed of trust, pledge, hypothecation, title defect, voting trust agreement, restriction, condition, easement, agreement to sell or purchase, preemptive right, right of first refusal, right of possession or use, security or other adverse interest, encumbrance, claim, option, lien, lease or charge of any kind, whether voluntarily incurred or arising by operation of law or otherwise, including any written or oral contract to give or grant any of the foregoing.

1.29. “Losses” means any and all damages (inclusive of any punitive damages), costs, liabilities, losses, judgments, penalties, fines, expenses or other costs (including reasonable attorney’s fees, costs of defense and costs of collection, but excluding consequential damages, lost profits and lost business opportunities).

1.30. “Material Adverse Effect” means a material adverse effect on the applicable party’s: (a) assets, operations, or financial condition (other than those solely resulting from any possible industry-wide changes, general economic conditions or the unforseeable affects of competition) resulting in a reduction of ten (10) percent or more of monthly gross revenue of the Business; or (b) ability to consummate the transactions contemplated by this Agreement.

1.31. “Net Working Capital” shall mean that amount at Closing that is calculated in accordance with the following formula: (a) Accounts Receivable, plus (b) Prepaid Expenses less the sum of (c) Accounts Payable, (d) Deferred Revenue and (e) Accrued Expenses.

1.32. “Net Working Capital Credit” shall mean a Net Working Capital determination at Closing that is greater than zero.

1.33. “Net Working Capital Deficit” shall mean a Net Working Capital determination at Closing that is less than zero.

1.34. “Notice of Claim” shall have the meaning set forth in Section 10.4 and Article 10 generally.

1.35. “Ordinary Course of Business” means the ordinary course of the Business consistent with past practice (including, but not limited to, with respect to quantity and frequency).

1.36. “Person” means any individual, partnership, limited liability company, limited liability partnership, corporation, association, joint stock company, trust, joint venture, unincorporated organization or governmental entity (or any department, agency, or political subdivision thereof).

1.37. “Prepaid Expenses” shall mean those obligations of the Business which the Business has satisfied prior to Closing as a result of payment, but has not yet received or used the corresponding goods and/or services from third parties.

1.38. “Purchase Price” shall mean the number of Qualified Subscribers at Closing multiplied by the Individual Qualified Subscriber Value and adjusted by those Purchase Price Adjustments arising under Section 3.2 and all proration adjustments pursuant to this Agreement, to the extent known or then subject to calculation on the Closing Date.

1.39. “Purchase Price Adjustments” shall have the meaning ascribed to it in Section 3.2.

1.40. “Qualified Subscriber(s)” shall mean Subscribers who receive wireless Internet access service based upon a price plan and promotion existing prior to execution of this Agreement whose payment status is not more than thirty (30) days delinquent on the Closing Date and has not previously indicated to the Seller that it intends to terminate its service. Seller has reported 620 Subscribers as of May 30, 2010 and a final list of Qualified Subscribers shall be provided to Buyer as provided in Section 7.1 (a).

1.41. “Required Consents” shall mean the written consents necessary to close the transaction contemplated herein, which Required Consents are set forth in Schedule 1.43 attached hereto.

1.42. “Secured Creditors” shall mean those creditors of the Business or its Affiliates with security interests in the Assets as detailed in Schedule 4.8.

1.43. “Seller Indemnified Parties” shall have the meaning ascribed to it in Section 10.2.

1.44. “Subscriber(s)” shall mean each customer of the Business who receives high-speed wireless Internet services from the Business pursuant to a bona fide subscriber agreement, whether or not such subscriber agreement has previously expired, been renewed or presently is in effect. A complete list of Subscribers as of May 30, 2010 are set forth in Schedule 1.46 as attached hereto.

1.45. “Taxes” means any and all taxes, sums or amounts assessed or assessable, levied and due by any federal, state or county or other local governmental authority or agency, including without limitation, real and personal property taxes, income taxes, whether measured by gross or net income or profit, franchise, excise, sales and use taxes, employee withholding, social security, unemployment taxes and any other taxes required to be paid by Seller with respect to the Business, including interest and penalties in respect thereof whether disputed or not, and whether accrued, contingent, due, absolute, deferred, unknown or other, together with any and all penalties, interests and additions to all such taxes, sums or amounts.

1.46. “Tower Leases” shall mean lease and/or sublease agreements by and between Seller and a third-party lessor or sublessor concerning locations used in connection with the Business as listed on Schedule 1.48 attached hereto.

1.47. “Transport Agreements” shall mean agreements, leases and/or subleases by and between Seller and a third-party concerning Internet bandwidth used in connection with the Business as listed on Schedule 1.49 attached hereto.

1.48. “UCC” shall mean the Uniform Commercial Code as amended from time to time.

ARTICLE 2

SALE AND PURCHASE OF ASSETS

2.1.   Sale and Purchase. At the Closing, upon the terms and subject to the conditions set forth in this Agreement, Seller shall sell, convey, transfer, assign and deliver to Buyer, and Buyer shall purchase and receive from Seller, free and clear of all Encumbrances (other than the Assumed Liabilities), all of the Seller’s rights, title and interest in and to the Assets. Buyer shall be entitled to possession of the Assets upon the Closing.

(a)	“Assets” shall consist of the following:
(i)

all of Seller’s tangible personal property in SouthWest and the Business (including, without limitation, all equipment, machinery, inventory, parts, vehicles, leasehold improvements and supplies owned by Seller and located at either customer sites or tower sites, and with resellers used by Seller in the Business), which are listed on Schedule 2.1;

(ii)	the Tower Leases and Transport Agreements and those Contracts noted on Schedule 4.4 as being assumed by Buyer;
(iii)	the Subscribers;
(iv)	the Accounts Receivable;
(v)	all warranties held by Seller with respect to the Assets to the extent such warranties are assignable;
(vi)

all financial and operating records related solely to the Business (including all of the customer lists, books and records, engineering data, equipment lists, parts lists, reseller lists, and customer correspondence and telephone logs relating to the Business) in Seller’s possession on the Closing Date, provided Seller may retain a copy of such records for administrative and audit related purposes only;

(vii)	all of Seller’s goodwill associated solely with the Business;
(viii)	the software used exclusively by the Business, to the extent such software is assignable;
(ix)	all Prepaid Expenses of the Business; and
(x)	all Intellectual Property of the Business, to the extent assignable.
(b)

Excluded Assets. Notwithstanding any provision to the contrary contained in this Agreement, the following items shall not be included in the Assets: (i) SouthWest’s cash and cash equivalents except as otherwise provided, sums in checking, clearing and depository accounts, credit cards or accounts, investments, and accounts receivable relating to subscribers of SouthWest’s services who have been cancelled prior to Closing (ii)  any assets and records not relating to the Business and all corporate, accounting and tax records relating to the Business, (iii) the tower sites not owned by Seller, (iv) the accounting software used by Seller in the Business, (v) refunds for Taxes and insurance premiums, (vi) insurance policies, (vii) employee benefit plans (whether or not covered by ERISA (as defined herein)), and (viii) Seller’s rights under this Agreement and the ancillary agreements thereto.

2.2.  Assumption of Certain Obligations. Buyer shall assume only those liabilities related to the Business or Assets which are referred to in Section 2.2(a) or are otherwise expressly assumed in this Agreement (the "Assumed Liabilities").

(a)	“Assumed Liabilities” include:
(i)	Accounts Payable and Accrued Expenses of Business;
(ii)	those Contracts noted on Schedule 4.4 as being assumed by Buyer;
(iii)	the Tower Leases;
(iv)	the Transport Agreements;
(v)

all obligations of Seller arising or accruing after the Closing Date in respect of the Business’ contracts, agreements and arrangements with Subscribers which were entered into in the Ordinary Course of Business; and

(vi)

all obligations of Seller for goods and services to be supplied to the Business in the Ordinary Course of Business after the Closing, provided that each such obligation does not require payment greater than $2,500 per annum and can be cancelled by Buyer on not more than 60 days’ notice.

2.3.   Excluded Liabilities. Except as expressly set forth above in Section 2.2, Buyer is not assuming any liabilities or obligations of, or related to, Seller, the Assets or the Business, and Seller agrees to pay and discharge all such non-assumed liabilities and obligations as and when the same become due and payable. Without limiting the generality of the foregoing, other than the Assumed Liabilities, in no event shall Buyer assume or incur any liability or obligation under Section 2.2 or Section 2.3 or otherwise in respect of any of the following:

(a)	any liability or obligation under any Contract arising or accruing or relating to any period prior to the Closing Date, whether related to the Assets or otherwise;
(b)	any indebtedness for borrowed money, whether related to the Assets or otherwise;
(c)

any breach of contract, product liability or similar claim, regardless of when made or asserted, which accrued or which arises out of, or is based upon, any act, express or implied representation, warranty, agreement or guarantee made by Seller or alleged to have been made by Seller, or which is imposed or asserted to be imposed by operation of law, to the extent in connection with any service performed or product designed, sold, or leased by or on behalf of Seller or SouthWest on or prior to the Closing Date;

(d)

any federal, state or local income or other Tax (i) payable with respect to the Business, Assets, properties or operations of Seller or SouthWest for any period prior to the Closing Date, or (ii) incident to or arising as a consequence of the consummation by Seller of this Agreement and the transactions contemplated hereby;

(e)	any liability or obligation to any employees, agents or independent contractors of Seller or under any benefit arrangement with respect thereto;
(f)

any Subscriber or other customer claims, charge-backs, or related liability or obligations that are outside of those incurred in the Ordinary Course of Business, and are attributable to periods and arising from sales of goods or services occurring prior to the Closing Date provided however that product returns in the Ordinary Course of Business consistent with past practice of Seller and the Business shall be assumed by the Buyer;

(g)

any liability or obligation of Seller arising or incurred in connection with the negotiation, preparation and execution of this Agreement and the transactions contemplated hereby and fees and expenses; and

(h)	of counsel, accountants and other experts.

2.4.  Procedures for Assets Not Transferable. If any Contract, permit, Asset or any other property or right included in the Assumed Liabilities or the Acquired Assets is not assignable or transferable without the consent of a third party, and such consent has not been obtained prior to the Closing Date, this Agreement and the related instruments of transfer shall not constitute an assignment or transfer thereof, and Buyer shall not assume Seller’s obligations with respect thereto, but Seller shall diligently use its best efforts to obtain such consent as soon as possible after the Closing Date. With respect to each such Asset, Contract, property or right for which a necessary consent has not been obtained (excluding nontransferable governmental Permits), Seller shall use all commercially reasonable efforts to otherwise obtain for Buyer, at no additional cost to Buyer, the benefits of such Contract, property or right until such consent is obtained.

ARTICLE 3

PURCHASE PRICE

3.1.  Purchase Price. Provided that Seller delivers between 610-630 Qualified Subscribers as of the Closing Date, in full consideration of the sale and purchase of the Assets as set forth herein, Buyer shall pay to Seller an amount equal to $340,000.00, as further described in this Section. The Purchase Price is calculated by the number of Subscribers as of the Closing Date, which for purposes of this Section is 620, multiplied by the Individual Qualified Subscriber Value (the “Total Qualified Subscriber Value”). To the extent number of Qualified Subscribers as of the Closing Date exceeds 630, the Purchase Price shall be increased by the number of Qualified Subscribers greater than 630 multiplied by the Individual Qualified Subscriber Value. However, to the extent the number of Qualified Subscribers as of the Closing Date is less than 610, the Purchase Price shall be reduced by the number of Qualified Subscribers less than 610 multiplied by the Individual Qualified Subscriber Value. The Total Qualified Subscriber Value shall then be adjusted by the Purchase Price Adjustment as provided in Section 3.3, which final amount shall constitute the “Purchase Price”. The Purchase Price shall be paid in the following manner:

(a)

Buyer shall pay to Seller the amount of One Hundred Thousand Dollars ($100,00.00) in cash at Closing by wire transfer of immediately available funds (in United States currency) to such account as Seller shall designate in writing not less than two business days prior to the Closing Date (the “Closing Payment”); and

(b)

Buyer and Seller shall determine the Purchase Price, including all Purchase Price Adjustments arising under Section 3.2 and all proration adjustments pursuant to this Agreement, to the extent known or then subject to calculation, on the Closing Date, which estimate shall be provided by Seller to Buyer for Buyer’s review and approval no later than two business days prior to the Closing Date. To the extent such Purchase Price Adjustments are not finalized by the Closing Date, any Purchase Price Adjustments shall be factored into the first Post-Closing Payment.

(c)

Beginning ninety days after the Closing Date, or if the Closing Date does not fall on the last day of the month, ninety days from the last day of the month in which the Closing Date occurs, the Buyer shall make eight consecutive quarterly payments of Thirty Thousand Dollars ($30,000.00) to the Seller (the “Post-Closing Payments”). For the sake of clarity, the Post Closing Payments are described in Schedule 3.1(c) attached hereto.

3.2.  Right of Off-Set. In the event of a breach by Seller of any of the representations and warranties described in Article 4 that result in compensatory damages to Buyer, Buyer shall be entitled to make a deduction or off-set in that amount to any of the Post Closing Payments, if and when discovered by Buyer. However, prior to making such off-set, Buyer shall provide to Seller with evidence of monetary damages, to be mutually agreed upon in writing prior to any deduction. For the sake of clarity, the Right of Off-Set shall apply to actual, out-of-pocket costs borne by Buyer for items such as equipment replacement, excluding ordinary wear and tear, tax liabilities, or other costs directly related to a breach of Article 4. In the event that Seller and Buyer fail to mutually agree, Buyer and Seller shall submit to binding arbitration through the American Arbitration Association in Worthington, Minnesota for a final determination.

3.3.  Purchase Price Adjustments. The Purchase Price is subject to adjustment as follows (the “Purchase Price Adjustments”):

(a)

To the extent there is a Net Working Capital Deficit as of the Closing Date, the Closing Payment shall be reduced, on a dollar for dollar basis, for every dollar of Net Working Capital Deficit at Closing;

(b)

To the extent there is a Net Working Capital Credit as of the Closing Date, the Closing Payment shall be increased, on a dollar for dollar basis, for every dollar of Net Working Capital Credit at Closing; and

3.4  Effective Closing Date Allocations. All insurance premiums, taxes, excises, payrolls, rents, power and utility charges, severance pay, all contracts, prepaid items and expenses, and similar items shall be allocated between Seller and Buyer effective as of the Effective Closing Date, such that Seller will pay that portion of the operating costs pertaining to that period of time up to and including the Effective Closing Date, and Buyer will pay that portion of the operating costs from and after the actual Effective Closing Date. Said allocations shall be determined and payment accordingly made to third parties or from one party to the other, as the case may be, on the Effective Closing Date to the extent they are known and agreed to by both parties. Otherwise, said allocations shall be determined and payment made (effective as of the Effective Closing Date) within 30 days thereafter.

3.5  Security Interest. Buyer grants Seller a lien and security interest in all of the Assets. Such lien and security interest secures all present and future debts, obligations and liabilities of the Buyer, including the Post-Closing Payments, to the Seller. When or at any time after any such debt, obligation or liability becomes in default or upon or at any time after the occurrence of any other event of default, provided such event of default remains uncured for a period of 5 calendar days, the Seller may foreclose such lien and security interest, and the Seller may offset or charge all or any part of the aggregate amount of such debts, obligations and liabilities against any such property, accounts and claims without notice. Buyer agrees to execute a Security Agreement in the form of Exhibit D, which is attached hereto.

ARTICLE 4

REPRESENTATIONS AND WARRANTIES OF SELLER

As a material inducement to Buyer to enter into this Agreement and to consummate the transaction contemplated hereby, Seller represents and warrants to Buyer as follows as of the date hereof:

4.1  Organization, Qualification and Authority. The Seller is a corporation duly organized and validly existing under the laws of Minnesota, and is in good standing and duly qualified to do business in all jurisdictions where the operation of the Business or the ownership of its properties make such qualification necessary. Seller has full power and authority to own, lease and operate the Assets and its facilities as presently owned, leased and operated, and to carry on the Business as it is now being conducted. Seller has the full right, power and authority to execute, deliver and carry out the terms of this Agreement and all documents and agreements necessary to give effect to the provisions of this Agreement and to consummate the transactions contemplated hereby. The execution, delivery and consummation of this Agreement, and all other agreements and documents executed in connection herewith by Seller, have been duly authorized by all necessary action on the part of Seller. No other action, consent or approval on the part of Seller or any other Person or entity is necessary to authorize Seller’s due and valid execution, delivery and consummation of this Agreement and all other agreements and documents executed in connection herewith. In order to effectuate the transactions contemplated in this Agreement, this Agreement and all other agreements and documents executed in connection herewith by Seller, upon due execution and delivery thereof, shall constitute the valid and binding obligations of Seller, enforceable in accordance with their terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors’ rights generally and by general principles of equity.

4.2  No Violations. Other than obtaining the Required Consents, the execution and delivery of this Agreement and the performance by Seller of its obligations hereunder do not and will not: (a) conflict with or violate any provision of the articles of organization, by-laws, the operating agreement, if any, or any similar organizational documents of Seller, and/or (b) to Seller’s knowledge (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under, (iii) result in the creation of any Encumbrance upon the capital stock or Assets of Seller or the Business pursuant to, (iv) give any third party the right to modify, terminate or accelerate any obligation under, (v) result in a violation of, or (vi) require any authorization, consent, approval, exemption or other action by or notice to any court or administrative, arbitration or governmental body or other third party pursuant to, any law, statute, rule or regulation or any Contract, judgment or decree to which Seller or the Business is subject or by which any of the Assets are bound.

4.3  Licenses and Permits. Seller has all local, state and federal licenses, permits, registrations, certificates, contracts, consents, accreditations and approvals (collectively, the “Licenses and Permits”) necessary for Seller to occupy, operate and conduct the Business as now conducted and to own and operate the Assets, except to the extent the failure of possessing such items would not have a Material Adverse Effect on the Business, and there does not exist any waivers or exemptions relating thereto. There is no default on the part of Seller or, to Seller’s knowledge, any other party under any of the Licenses and Permits, and there exists no grounds for revocation, suspension or limitation of any of the Licenses or Permits. Except for the expiration of the Technology System Contractor license that shall expire on July 31, 2010, no notices have been received by Seller with respect to any threatened, pending, or possible revocation, termination, suspension or limitation of the Licenses and Permits. Seller shall assume no post closing Liabilities relating to the transfer of Licenses and Permits.

4.4  Contracts. Schedule 4.4 sets forth a complete and correct list of all Contracts (other than agreements with Subscribers) to which the Business is a party or to which the Assets are subject. Except as set forth on Schedule 4.4, neither SouthWest nor the Seller is in breach of any of the Contracts nor, to Seller’s knowledge, is any third party in breach of any of such Contracts. True and complete copies of all Contracts set forth on Schedule 4.4 have previously been delivered to Buyer.

4.5  Title to Assets.  Seller will deliver good, marketable, and exclusive title to the Assets free and clear of all Encumbrances at Closing, except as set forth on Schedule 4.5.

4.6  Condition of Assets. To Seller’s knowledge, all the material tangible Assets are at present, and will be as of the Closing Date, in operating condition and suitable for their intended use, ordinary wear and tear excepted. Seller further represents and warrants that there are no known material network components that need to be replaced in order for the Business to function as presently operated and to the best of its knowledge, there are no known defects that would prevent the Business to function as presently operated. Seller shall continue to maintain the Assets in accordance with those covenants set forth in Section 6.3 below. Seller makes no other warranties or representations as to the condition of the Assets.

4.7  Litigation. Except as otherwise set forth in Schedule 4.7, the Seller has not received notice and is not reasonably aware of any violation of any law, rule, regulation, ordinance or order of any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality (including, without limitation, legislation and regulations applicable to environmental protection, civil rights, employment rights or obligations, public health and safety and occupational health). Except as otherwise set forth in Schedule 4.7, there are no lawsuits, proceedings, actions, arbitrations, governmental investigations, claims, inquiries or proceedings pending or, to Seller’s knowledge, threatened involving Seller, SouthWest or any of the Assets or the Business, and to Seller’s knowledge there exists no reasonable basis for the bringing of any such claim.

4.8  Secured Creditors. Except as detailed in Schedule 4.8, Seller and its Affiliates shall have no other indebtedness which creates a secured interest in any of the Assets. Upon Closing, the Seller shall make all payments to the Secured Creditors in order to satisfy in full the balance due the Secured Creditors. In exchange for such payment, the Secured Creditors shall release all securities, claims and rights against the Assets, as well as all UCC filings indicating such claims.

4.9  Indebtedness for Borrowed Money. At the Closing, neither the Seller nor its Affiliates shall have any indebtedness for borrowed money other than those debts set forth on Schedule 4.9 which have been accrued but not paid as of Closing and are being made in the Ordinary Course of Business.

4.10  Insurance. Seller has in effect and has continuously maintained general liability and casualty insurance for the Assets and the Business which, to Seller’s knowledge, is appropriate and adequate coverage for such assets and operations. Seller is not in default or breach in any material respect of such insurance policies, nor has Seller failed to give any notice or to present any material claim thereunder in due and timely fashion. No insurance carried by the Seller has been cancelled by the insurer during the past three (3) years, and the Seller has never been denied insurance coverage in any regard or to any degree.

4.11  Broker’s or Finder’s Fee. Seller has not employed nor is Seller liable for the payment of any fee to any finder, broker, consultant or similar person in connection with the transactions contemplated under this Agreement.

4.12  Intellectual Property. All material Intellectual Property owned by the Business or the Seller and used in connection with the Business is listed and described on Schedule 4.12. No proceedings have been instituted or are pending or, to Seller’s knowledge, threatened which challenge the validity of the ownership by Seller of any such Intellectual Property. Seller has not licensed anyone to use any such Intellectual Property. To Seller’s knowledge, there has been no other use or infringement of any of such Intellectual Property by any other person.

4.13  Taxes. As they relate to the Business, Seller and SouthWest have filed all federal, state and local income tax returns, and to Seller’s knowledge Seller and SouthWest have filed all excise or franchise tax returns, real estate and personal property tax returns, sales and use tax returns and other tax returns (including, without limitation, returns in respect of withholding and unemployment tax), required to be filed by it and has paid all taxes shown as owing by it pursuant to such returns, including any interest and penalties thereon, except taxes which have not yet accrued or otherwise become due and delinquent for which adequate provision has been made. Seller has paid or will pay as they become due all sales, use and employment Taxes the nonpayment of which may give rise to successor liability under applicable state laws. Seller is not aware of any tax audits proposed or pending by any federal, state or local authorities pertaining to Seller, the Assets or the Business.

4.14  Bankruptcy. Neither the Seller nor SouthWest are in bankruptcy as of the Closing Date and none of the Assets are subject to the jurisdiction of the United States Bankruptcy Court.

4.15  Financial Statements. Seller has delivered complete copies of the Financial Statements to Buyer concerning the Business. The Financial Statements are true and correct in all material respects for the periods covered and fairly present the financial position and the results of operations of SouthWest and the Business as of the dates and for the periods therein specified and have been prepared in accordance with GAAP consistently applied throughout the periods involved, except for accruals normally performed at year-end and other customary year-end adjustments in accordance with GAAP. To Seller’s knowledge, the books of account of the Seller and SouthWest have been kept accurately in the Ordinary Course of Business, the transactions entered therein represent bona fide transactions and the revenues, expenses, assets and liabilities of the Seller and SouthWest have been properly recorded in such books in all material respects.

4.16  Absence of Certain Changes. Except as set forth on Schedule 4.17, since January 1, 2010, Seller has operated the Business in the Ordinary Course of Business, and, since January 1, 2010:

(a)	there has not been any Material Adverse Effect;
(b)

Seller has not entered into any new agreement, contract, lease or license (or series of related agreements, contracts, leases and licenses), excluding renewals, which could involve more than $10,000.00 or outside the Ordinary Course of Business;

(c)

no Person (including the Seller) has accelerated, terminated, modified, or canceled any agreement, contract, lease or license (or series of related agreements, contracts, leases and licenses) which could involve more than $10,000.00 to which the Seller is a party or by which it is bound;

(d)	Seller has not permitted the imposition of any Lien upon any of the Assets;
(e)

with respect to, or as it relates to the Business, Seller has not issued any note, bond or other debt security or created, incurred, assumed or guaranteed any indebtedness for borrowed money or capitalized lease obligation other than those listed on Schedules 1.14 and 4.8;

(f)	Seller has not granted any license or sublicense of any rights under or with respect to any Intellectual Property;
(g)	Seller has not experienced any material damage, destruction or Loss (whether or not covered by insurance) to its tangible property;
(h)

Seller has not made any loan to, or entered into any other transaction with, any of its shareholders or their Affiliates outside the Ordinary Course of Business, other than unsecured loans to Seller by such Affiliates;

(i)	Seller has not entered into any employment contract or collective bargaining agreement, written or oral, or modified the terms of any existing such contract or agreement;
(j)

Seller has not adopted, amended, modified or terminated any bonus, profit-sharing, incentive, severance or other plan, contract or commitment for the benefit of any of its employees or their Affiliates (or taken any such action with respect to any other employee benefit plan) other than those previously disclosed to Buyer;

(k)	Seller has not made or pledged to make any charitable or other capital contribution outside the Ordinary Course of Business; and

4.17  Relations with Suppliers. Except as set forth on Schedule 4.18, there are no facts or circumstances known to Seller in the dealings between SouthWest and any of the Business’s primary vendors that would: (a) have a Material Adverse Effect on or preclude the performance of the Contracts after the Closing or (b) cause any such vendor to cease providing goods and services in the same manner and at the same volume as currently provided.

4.18  No Third-Party Options. There are no existing agreements, options, commitments or rights with, of or to any person to acquire any of the Business’s assets, properties or rights included in the Assets or any interest therein.

4.19  Receivables. Accounts Receivable included in the Assets represent bona fide obligations arising from sales actually made or services actually performed in the Ordinary Course of Business. To Seller’s knowledge there is no pending or threatened contest, claim or right of set-off which may be asserted by any debtor of any Accounts Receivable relating to the amount or validity of such Accounts Receivable.

4.20  Environmental Matters. To the best of Seller’s knowledge, Seller has owned the Assets and the Business in compliance with all applicable federal, state, foreign and local laws and regulations relating to pollution or protection of the environment, including regulations relating to emissions, discharges, releases or threatened releases of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes into the environment (including without limitation ambient air, surface water, groundwater, or land), or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants, chemicals, or industrial, toxic or hazardous substances or wastes to the extent regulated by such laws and regulations.

4.21  Product and Service Warranties. Except as set forth on Schedule 4.21, (a) there are no express warranties, written or oral, with respect to any products or services of the Business; (b) there are no pending or, to Seller’s knowledge, threatened claims with respect to any such warranty; and (c) there are no product or service liability claims (whether arising for breach of warranty or contract, or for negligence or other tort, or under any statute) pending or, to Seller’s knowledge, threatened against or involving SouthWest or the Business or any product or service of Seller, and since January 1, 2010, no such claims have been settled, adjudicated or otherwise disposed of for which Seller has paid more than $5,000.00 individually.

4.22  Availability of Documents. Seller has made available to Buyer copies of all material documents, including without limitation all agreements, contracts, commitments, insurance policies, leases, plans, instruments, undertakings, authorizations, permits, licenses, Intellectual Property that Buyer has requested. Such copies are true, correct and complete in all material respects and include all amendments, supplements and modifications thereto or waivers currently in effect thereunder.

4.23  Compliance with Law. To the best of Seller’s knowledge, SouthWest and the Business have complied in all material respects with, and is not in violation in any material respect of, any federal, state or local law, ordinance, code, order or governmental rule or regulation to which the Business is subject, including rules, regulations or orders of the FCC, and have not failed to obtain or to adhere to the requirements of any license, permit or authorization necessary to the ownership of the Assets.

4.24  Financial Data. Seller has delivered to Buyer lists of the following: the Business’s accounts payable as of May 31, 2010, Business’s accounts receivable as of May 31, 2010, the Business’s pre-paid expenses as of May 31, 2010, the Business’s accrued expenses as of May 31, 2010, and the Business’s Deferred Revenue as of May 31, 2010. These lists of financial data are true and correct in all material respects as of May 31, 2010. In addition, Seller will provide certain financial data pursuant to Section 9.2(g) below, which information shall be used for purposes of making the Purchase Price Adjustments. Seller represents and warrants that the financial information provided pursuant to Section 9.2(g) is true and correct in all material respects as of the date it is provided.

ARTICLE 5

REPRESENTATIONS AND WARRANTIES OF BUYER

As a material inducement to Seller to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer represents and warrants to Seller as follows as of the date hereof:

5.1  Organization, Qualification and Authority. Buyer is a corporation duly formed, validly existing and in good standing under the laws of laws of its State’s jurisdiction. Buyer has full right, power and authority to execute, deliver and carry out the terms of this Agreement and all documents and agreements necessary to give effect to the provisions of this Agreement and to consummate the transactions contemplated on the part of Buyer hereby. The execution, delivery and consummation of this Agreement and all other agreements and documents executed in connection herewith by Buyer have been duly authorized by all necessary action on the part of Buyer. No other action, consent or approval on the part of Buyer, any member of Buyer, or any other person or entity is necessary to authorize the execution, delivery and consummation of this Agreement and all other agreements and documents executed in connection herewith. This Agreement, and all other agreements and documents executed in connection herewith by Buyer, upon due execution and delivery thereof, shall constitute the valid binding obligations of Buyer, enforceable in accordance with their respective terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization or similar laws affecting creditors' rights generally and by general principles of equity.

5.2  No Violations. The execution and delivery of this Agreement and the performance by Buyer of its obligations hereunder do not and will not (a) conflict with or violate any provision of the articles of incorporation or similar organizational documents of Buyer, and (b) (i) conflict with or result in a breach of the terms, conditions or provisions of, (ii) constitute a default under, (iii) result in the creation of any Encumbrance upon the shares of Buyer, (iv) give any third party the right to modify, terminate or accelerate any obligation under, (v) result in a violation of, or (vi) require any authorization, consent, approval, exemption or other action by or notice to any court or administrative, arbitration or governmental body or other third party pursuant to, any law, statute, rule or regulation or any contract, order, judgment or decree to which Buyer is subject or by which any of its assets are bound, except where such conflict or violation would not result in a Material Adverse Effect.

5.3  Litigation. There is no action, suit or proceeding pending or, to the knowledge of Buyer, threatened against Buyer which might interfere with its ability to consummate the transactions contemplated hereunder.

5.4  No Governmental or Other Authorization Required. Except as otherwise set forth herein, no authorization or approval of, or filing with, any governmental agency, authority or other body or any other third persons will be required in connection with Buyer's execution and delivery of this Agreement and any related documents or its consummation of the transactions contemplated hereby and thereby.

5.5  Commissions. Buyer represents and warrants that it has dealt with no broker or finder in connection with this Agreement and, insofar as it knows, no broker is entitled to any commission or finder's fee in connection with the consummation of the transactions contemplated by this Agreement. If Buyer has retained or been represented by a broker or finder in this transaction, Buyer shall indemnify Seller from any claims for fees or commissions by such person.

5.6  Knowledge. Buyer represents and warrants that it has exercised due diligence regarding the purchase of the Business and has information necessary to make an informed decision.

5.7  Compliance with Laws. To the best of Buyer’s knowledge. Buyer has provided any and all documents needed to comply with any and all requirements imposed by federal, state and local law, rule or ordinance necessary to authorize and validate this sale.

ARTICLE 6

ADDITIONAL COVENANTS

6.1  Due Diligence and Access to Information and Facilities. This transaction shall be subject to the completion of Buyer’s satisfactory business, financial, accounting and legal due diligence, including but not limited to the following items:

(a)	forecasted growth/churn of Subscribers;
(b)	terms of existing internet transport/termination agreements;
(c)	current and forecasted network capital expenditures;
(d)	accounts receivable aging/uncollectible accounts;
(e)	any material encumbrances associated with any of the Assets;
(f)	network performance and quality of network elements in service; and
(g)	Subscriber contracts and analysis of Subscriber satisfaction.

Until one year after the Closing Date, Seller shall afford Buyer and its representatives full access during normal business hours to all facilities, properties, books, accounts, records, contracts and documents of or relating to the Business in Seller’s possession or control, subject to reasonable advance notice and requirements that Buyer not interfere with the operations and activity of the Business; provided, that Seller shall have the right to have a representative present during such investigations and inspections.

6.2  Continued Efforts. Seller and Buyer shall each use commercially reasonable efforts to: (a) cause to be fulfilled and satisfied all of the conditions to the Closing which are the responsibility of each party; (b) cause to be performed all of the matters required upon the Closing which are the responsibility of each party; and (c) take such steps and do such acts as may be necessary to make all of its warranties and representations (other than those representations and warranties which are confined to a specific date) true and correct as of the Closing Date with the same effect as if the same had been made, and this Agreement had been dated, as of the Closing Date.

6.3  Operation of Business Prior to Closing. From the date hereof until the Closing Date, Seller, except as expressly contemplated by this Agreement or otherwise consented to by Buyer in writing, shall: (a) operate the Business only in the Ordinary Course of Business, (b) maintain all of the tangible Assets in good operating condition suitable for their intended use subject to ordinary wear and tear, (c) keep in full force and effect insurance comparable in amount and scope of coverage to insurance now carried with respect to the Business and the Assets, and (d) exercise commercially reasonable efforts to maintain the Subscribers and retain the services of employees of the Business. From the execution of this Agreement through the Closing Date, Seller will continue to operate the Business in substantially the same manner as above, and agrees (a) not to increase the monthly rates of the current service packages provided to Subscribers as of the Closing Date, (b) not to increase any salaries or benefits for any employees, except for the retention packages made to certain employees and previously disclosed to Seller (c) not to make any expenditures of capital exceeding $10,000 or assume any new obligations that exceed $5,000 on a monthly recurring basis, without first obtaining the written consent of Buyer, and (d) not to issue any dividends or like disbursements to Seller’s shareholders.

6.4  Records of the Business. For a period of two years following the Closing Date or for such longer period as the statute of limitations applicable to claims for Taxes relating to the Business for any period through the Closing Date shall be extended (through voluntary extension or otherwise), Buyer shall grant to Seller and its representatives, at Seller’s request and upon reasonable notice, access to and the right to make copies of those records and documents which report the conduct of the Business prior to the Closing Date or the results thereof as may be necessary in connection with Seller's affairs or the Business. If Seller notifies Buyer that Seller requires retention of such records beyond two years, Seller shall have the right to take such records or pay Buyer’s customary storage charges for such post two year period.

6.5  Taxes. Seller shall accurately and in a timely manner complete and file all required tax returns regarding the Assets and the Business in the ordinary course, and shall be responsible for the payment of all taxes and fees that accrue to Seller prior to the Closing Date. Buyer shall assume no Liabilities relating to taxes for the Assets or the operation of the Business arising before the Closing Date and Seller shall indemnify and hold Buyer harmless from any Losses incurred by Buyer as a result of such.

6.6  Confidentiality. Each Party shall, and shall cause its employees, advisers and agents to, maintain the confidentiality of this Agreement, the terms hereof, and all information and materials obtained from the other party; provided, however, that Buyer and Seller may provide information obtained from the other party to its shareholders, directors, advisors, agents, and employees for the limited purposes of analyzing, negotiating, financing, pursuing, and consummating the transactions contemplated by this Agreement or as otherwise required by applicable law. Upon any termination of this Agreement, Buyer and Seller (and their respective representatives) will promptly return to the other party all materials obtained from such party in connection with the transactions contemplated by this Agreement and will certify the destruction of all copies thereof.

6.7  No Solicitation. If the transactions contemplated by this Agreement are not consummated (and in any event prior to the Closing Date), the Parties shall not, directly or indirectly, either for itself or any other Person, (a) induce, attempt to induce, solicit or recruit any employee or independent contractor of a Party to leave that Party, (b) in any way interfere with the relationship between a Party and any employee or independent contractor of that Party, (c) employ, or otherwise engage as an employee, independent contractor, consultant or otherwise, any employee or independent contractor of the other Party, or (d) induce, attempt to induce or solicit any customer, supplier, licensee or business relation of a Party to cease doing business with that Party, or in any way interfere with the relationship between any customer, supplier, licensee or business relation of that Party.

6.8  Competing Transaction. Unless this Agreement shall have been terminated pursuant to Section 11.1, Seller shall not, directly or indirectly through any officer, director, employee, agent affiliate or otherwise, enter into any agreement, agreement in principle or other commitment (whether or not legally binding) relating to a Competing Transaction or solicit, initiate or encourage the submission of any proposal or offer from any person or entity (including Seller’s officers, partners, employees and agents) relating to any Competing Transaction, nor participate in any discussions or negotiations regarding, or furnish to any other person or entity any information with respect to, or otherwise cooperate in any way with, or assist or participate in, facilitate or encourage, any effort or attempt by any other person or entity to effect a Competing Transaction. Seller shall immediately cease any and all contacts, discussions and negotiations with third parties regarding a Competing Transaction. Seller shall notify Buyer if any proposal regarding a Competing Transaction (or any inquire or contact with any person or entity with respect thereto) is made and shall advise Buyer of the contents thereof (and, if in written form, provide Buyer with copies thereof).

6.9  Non-compete. Seller, Frank McDowell and Dean Knips shall agree that during the three year period following the Closing Date (the “Noncompete Period”), that it shall not, directly or indirectly, either for itself or for any other Person, participate in the Business or any Internet access business anywhere within the states in which the Business currently operates, other than in the employ, or on behalf, of Buyer. Seller, Frank McDowell and Dean Knips shall execute at Closing a Noncompete Agreement in substantially the form set forth in Exhibit C hereto.

6.10  Name of Seller.  Within 120 days after the Closing, Seller shall cease using any of the words “SouthWest Wireless Net” or any derivatives thereof or any name confusingly similar therewith.

6.11  Further Assurances. In case at any time after the Closing Date for a period of one year, any further action is necessary or desirable to carry out the purposes of this Agreement or any of the agreements thereunder, each of the Parties hereto shall, at its own expense, execute and deliver such documents and other papers and take such further actions as may be reasonably required to carry out the provisions of this Agreement and to give effect to the transactions contemplated by this Agreement and the agreements thereunder.

6.12  Business Relationships.  From the Closing and for sixty (60) days thereafter, Seller shall cooperate with Buyer to continue and maintain for the benefit of Buyer those business relationships of Seller existing prior to the Closing and relating to the Business to be operated by Buyer after the Closing Date, including relationships with lessors, regulatory authorities, licensors, customers, suppliers and others; provided such cooperation shall not require Seller to expend more than eight (8) hours per week during such 60-day period. The Buyer shall reimburse the Seller for any reasonable duly documented expenses incurred in connection with the cooperation contemplated hereunder.

6.13  Billing Services.  From and after the Closing for a period of up to 120 days, or four complete months, whichever is longer, Seller agrees, at the sole discretion of the Buyer, to continue to provide the billing and collection services for the Qualified Subscribers, in a manner consistent with past practices in the ordinary course of business. Seller shall be compensated at a rate of $1,041.50 per month to be calculated in the following manner:

a) 115 Subscribers billed electronically at a rate of $0.50 per = $57.50

b) 328 paper billed customers at a rate of $3.00 per = $984.00

c) 176 prepaid customers at a rate of $0.00 per = $0.00.

ARTICLE 7

CONDITIONS PRECEDENT TO OBLIGATION OF BUYER TO CLOSE

The obligation of Buyer to purchase the Assets and carry out the other transactions contemplated hereby are, unless waived in writing by Buyer, subject to the satisfaction, on the Closing Date, of the following conditions:

7.1  Officer’s Certificate. On and dated as of the Closing Date, Seller shall have delivered to Buyer a certificate executed by a duly authorized officer of Seller,

(a)	Setting forth the Qualified Subscribers as of the Closing Date; and
(b)	Stating that the conditions set forth in Section 9.2 have been satisfied.

7.2  Warranties and Service Contracts on Assets. The Seller shall deliver to the Buyer assignments of all material service contracts, maintenance and support agreements or warranties on the acquired Assets, as provided for in Schedule 7.2, to the extent assignable, or Seller shall cause them to be in full force and effect with the Buyer as the party to said contracts or warranties.

7.3  Required Consents. The Seller shall deliver to the Buyer all Required Consents.

7.4  Releases, Terminations and Other Filings. The Seller shall deliver to the Buyer all necessary authorizations, terminations, releases, amendments and any other filings relating to any Encumbrance on any of the Assets, including but not limited to any filings made pursuant to the UCC.

7.5  Deliveries.  Seller shall have made all deliveries required by Section 9.2.

7.6  Accuracy of Representations and Performance of Seller. The representations and warranties of Seller contained in this Agreement shall be true and correct in all material respects as of the Closing Date with the same force and effect as though made on and as of such date (provided that representations and warranties which are confined to a specified date shall speak only as of such date), and each and all of the conditions and covenants to be performed or satisfied by Seller hereunder at or prior to the Closing Date shall have been duly performed or satisfied in all material respects.

7.7  Absence of Certain Litigation. On the Closing Date, no suit, action or other proceeding, or injunction or final judgment relating thereto, shall be pending before any court or governmental or regulatory official or agency, in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby, and no investigation that might result in any such suit, action or proceeding shall be actually pending.

7.8  Approvals.  All governmental and third party approvals, consents, permits or waivers necessary for Seller’s consummation of the transactions contemplated by this Agreement shall have been obtained in form and substance reasonably satisfactory to Buyer.

7.9  License Agreement.  Prior to the Closing Date, Buyer and Seller shall enter into a License Agreement covering all of the tower sites owned by Buyer, in substantially the form as Exhibit E, attached hereto.

ARTICLE 8

CONDITIONS PRECEDENT TO OBLIGATION OF SELLER TO CLOSE

The obligation of Seller to sell, assign, transfer and deliver the Assets to Buyer hereunder and to carry out the other transactions contemplated hereby are, unless waived in writing by the Seller, subject to the satisfaction at or prior to the Closing Date of the following conditions:

8.1  Accuracy of Representations and Performance of Buyer. The representations and warranties contained in this Agreement shall be true and correct in all material respects at and as of the Closing Date with the same force and effect as though made on and as of such Date, and each and all of the conditions and covenants to be performed or satisfied by hereunder at or prior to the Closing Date shall have been duly performed or satisfied.

8.2  Absence of Certain Litigation. On the Closing Date, no suit, action or other proceeding, or injunction or final judgment relating thereto, shall be threatened or pending before any court or governmental or regulatory official or agency, in which it is sought to restrain or prohibit or to obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby, and no investigation that might result in any such suit, action or proceeding shall be actually pending.

8.3  Officer’s Certificate. On and dated the Closing Date, Buyer shall have delivered to Seller a certificate executed by a duly authorized officer of Buyer, stating that the conditions set forth in Sections 8.1 and 8.2 have been satisfied.

ARTICLE 9

CLOSING

9.1  Closing. The consummation of the transactions contemplated hereby will take place at the offices of Solomon Blum & Heymann LLP located at 40 Wall Street, 35th Floor, New York, New York, 10005, on the Closing Date, provided that the written approvals required in Section 9.2 have been delivered and the conditions set forth in Articles 7 and 8 are satisfied (other than those conditions which by their nature are normally satisfied at the Closing) or waived. If the Closing has not occurred by the Closing Date because of a material breach of contract by one of the Parties, the breaching Party shall remain liable for breach of contract. The Parties agree that in the event they do not meet in person to close this transaction, that faxed and/or couriered executed documents shall be acceptable to close this transaction and that each Party shall work in good faith to ensure timely consummation of the transaction on the Closing Date.

9.2  Deliveries by Seller. At or prior to the Closing, or with respect to Section 9.2(g) only, two (2) days prior to the Closing Date, Seller shall deliver to Buyer the following items, in form and substance reasonably satisfactory to Buyer, provided that the obligation of Seller to make such deliveries shall depend upon the performance by Buyer of its obligations hereunder:

(a)

the Bill of Sale, duly executed by Seller, and such other instruments of transfer and conveyance required to vest in Buyer good and marketable title to the tangible personal property included in the Assets;

(b)	the Assignment and Assumption Agreement, duly executed by Seller;
(c)	those Contracts noted on Schedule 4.4 as being assumed by Buyer;
(d)	the Tower Leases and Transport Agreements;
(e)	a list of Qualified Subscribers;

(f)

the Required Consents to the extent necessary to satisfy the condition to Closing set forth in Section 7.3 and such other documents as may be reasonably necessary to consummate the transactions contemplated hereby, including but not limited to any and all authorizations, terminations, releases, amendments and filings relating to any Encumbrance on any of the Assets, including but not limited to any interest of any Secured Creditor as set forth in Section 4.8; and

(g)	that certain financial data necessary to make those adjustments contemplated by Section 3.2 to the extent known or then subject to calculation as of the date it is provided.

9.3  Deliveries by Buyer. At or prior to the Closing, Buyer shall deliver to Seller the following items, in form and substance reasonably satisfactory to Seller, provided that the obligation to make such deliveries shall depend upon the performance by Seller of its obligations hereunder:

(a)	a wire transfer of immediately available funds in the amount of the Closing Payment as determined pursuant to Sections 3.1 and 3.2, payable on the Closing Date;
(b)	the Assignment and Assumption Agreement, duly executed by Buyer;
(c)	the certificate described in Section 8.3 duly executed by an authorized officer of Buyer;
(d)	a Security Agreement in the form of Exhibit D, attached hereto.
(e)	such other documents as may be reasonably necessary to consummate the transactions contemplated hereby.

ARTICLE 10

SURVIVAL AND INDEMNIFICATION

10.1  Survival. Unless otherwise provided for herein, the representations and warranties of the parties contained in this Agreement or in any other certificate, report or other writing delivered pursuant hereto shall survive until the twelve-month anniversary of the Closing Date.

10.2  Indemnification by Seller.  Seller, its Affiliates, assigns and successor’s in interest agree to indemnify and defend Buyer, its officers, directors, shareholders, agents and each of its Affiliates (the “Buyer Indemnified Parties”) against, and agree to hold it and them harmless from, any Losses incurred or suffered by any of the Buyer Indemnified Parties relating to or arising out of any of the following:

(a)

any breach of, or inaccuracy in, any representation or warranty made by Seller pursuant to this Agreement or any certificate, document, writing or instrument delivered by Seller pursuant to this Agreement;

(b)	any breach of or failure by Seller to perform any covenant or obligation of Seller set out in this Agreement;

(c)	any alleged, contingent or absolute debt, claim, obligation or other liability of Seller other than the Assumed Liabilities;
(d)

any past, present or future claim by, on behalf of or with respect to, and any obligation or liability or loss relating to, current or former employees of Seller arising from or related to their employment with Seller prior to the Closing Date, including, without limitation, termination of their employment with Seller, any claim for unfair labor practices or any obligation with respect to any employee benefit plan;

(e)	any and all Taxes of Seller arising or relating to periods prior to Closing; or
(f)

any brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding made, or alleged to have been made, by any Person with Seller (or any Person acting on their behalf) in connection with the acquisition contemplated herein.

Notwithstanding anything herein contained to the contrary, other than indemnification with respect to claims for the failure of Seller to satisfy the Excluded Liabilities under Section 2.3 and any claims made pursuant to Section 2.4, Seller shall have no indemnification obligation to Buyer under Section 10.2 with respect to any claim of which Buyer gives notice to Seller later than the twelve-month anniversary of the Closing Date. With respect to indemnification under Section 10.2 for claims for the failure of Seller to satisfy the Excluded Liabilities, such indemnification obligations shall continue indefinitely (except to the extent reduced by applicable statutes of limitation), there shall be a $7,500 minimum threshold. In no event shall Seller’s indemnification obligation under Section 10.2 exceed sixty (60) percent of the sum of the Purchase Price.

In case any event shall occur which would otherwise entitle either party to assert a claim for indemnification hereunder, no loss shall be deemed to have been sustained by such party to the extent of (i) any tax savings realized by such party with respect thereto, or (ii) any after-tax proceeds received by such party from any third party, including but not limited to any insurance carrier.

10.3  Indemnification by Buyer.  Buyer agrees to indemnify and defend Seller, its officers, directors, shareholders, agents and each of its and their Affiliates (the “Seller Indemnified Parties”) against, and agrees to hold it and them harmless from, any Losses incurred or suffered by any of the Seller Indemnified Parties relating to or arising out of any of the following:

(a)

any breach of or any inaccuracy in any representation or warranty made by Buyer pursuant to this Agreement or any certificate, document, writing or instrument delivered by Buyer pursuant to this Agreement;

(b)	any breach of or failure by Buyer to perform any covenant or obligation of Buyer set out in this Agreement;

(c)	the Assumed Liabilities;
(d)	any claim, obligation, liability or loss relating to the operation of the Assets or Business after the Closing Date;
(e)	any claim by, or on behalf of or with respect to, and any obligation or liability or loss relating to, employees of Buyer employed in connection with the Business and arising after the Closing Date.

Notwithstanding anything herein contained to the contrary, other than indemnification with respect to claims for the failure of Buyer to satisfy the Assumed Liabilities and claims related to the operation of the Assets or Business after the Closing Date, Buyer shall have no indemnification obligation to Seller under Section 10.3 with respect to any claim of which Seller gives notice to Buyer later than the twelve-month anniversary of the Closing Date. With respect to indemnification under Section 10.3 for claims for the failure of Buyer to satisfy the Assumed Liabilities and claims related to the operation of the Assets or Business after the Closing Date, such indemnification obligations shall continue indefinitely (except to the extent reduced by applicable statutes of limitation), there shall be no minimum threshold, and Seller shall be entitled to first dollar indemnification. In no event shall Buyer’s indemnification obligation under Section 10.3 exceed the sum of the Purchase Price.

In case any event shall occur which would otherwise entitle either party to assert a claim for indemnification hereunder, no loss shall be deemed to have been sustained by such party to the extent of (i) any tax savings realized by such party with respect thereto, or (ii) any after-tax proceeds received by such party from any third party, including but not limited to any insurance carrier.

10.4  Notice of Claims; Assumption of Defense. The indemnified party shall give prompt notice to the indemnifying party, in accordance with the terms of Section 12.6, of the assertion of any claim, or the commencement of any suit, action or proceeding in respect of which indemnity may be sought hereunder, specifying with reasonable particularity the basis therefore and giving the indemnifying party such information with respect thereto as the indemnifying party may reasonably request (but the giving of such notice shall not be a condition precedent to indemnification unless the indemnifying party is materially prejudiced by the failure to give such notice). The indemnifying party may, at its own expense, (a) participate in and (b) upon notice to the indemnified party and the indemnifying party’s written agreement that the indemnified party is entitled to indemnification pursuant to Section 10.2 or Section 10.3 for Losses arising out of such claim, suit, action or proceeding, at any time during the course of any such claim, suit, action or proceeding, assume the defense thereof; provided, that (y) the indemnifying Party’s counsel is reasonably satisfactory to the indemnified Party and (z) the indemnifying Party shall thereafter consult with the indemnified Party upon the indemnified Party’s request for such consultation from time to time with respect to such claim, suit, action or proceeding. If the indemnifying Party assumes such defense, the indemnified Party shall have the right (but not the duty) to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by the indemnifying Party. Whether or not the indemnifying Party chooses to defend or prosecute any such claim, suit, action or proceeding, all of the parties hereto shall cooperate in the defense or prosecution thereof. In the event that the indemnifying Party elects not to assume the defense of any claim, suit, action or proceeding, such election shall not relieve the indemnifying Party of its obligations hereunder.

10.5  Settlement or Compromise. No Party shall settle or compromise any claim, suit, action or proceeding without the prior written consent of the other Party, which shall not be unreasonably withheld or delayed. Any settlement or compromise made or caused to be made by the indemnified Party or the indemnifying Party, as the case may be, of any such claim, suit, action or proceeding of the kind referred to in Article 10 shall also be binding upon the indemnifying Party or the indemnified Party, as the case may be, in the same manner as if a final judgment or decree had been entered by a court of competent jurisdiction in the amount of such settlement or compromise.

ARTICLE 11

TERMINATION

11.1  Termination of Agreement. The parties may terminate this Agreement as provided below:

(a)	Buyer and Seller may terminate this Agreement by mutual written consent at any time prior to the Closing;
(b)

Buyer may terminate this Agreement by giving written notice to Seller at any time prior to the Closing (i) in the event Seller has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, Buyer has notified Seller of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach, or (ii) if the Closing shall not have occurred on or before August 31, 2010, by reason of the failure of any condition precedent under Article 7 hereof (unless the failure results primarily from Buyer itself breaching any representation, warranty, or covenant contained in this Agreement); and

(c)

Seller may terminate this Agreement by giving written notice to Buyer at any time prior to the Closing (i) in the event Buyer has breached any material representation, warranty, or covenant contained in this Agreement in any material respect, Seller has notified Buyer of the breach, and the breach has continued without cure for a period of 30 days after the notice of breach, or (ii) if the Closing shall not have occurred on or before August 31, 2010, by reason of the failure of any condition precedent under Article 8 hereof (unless the failure results primarily from Seller itself breaching any representation, warranty, or covenant contained in this Agreement).

11.2  Effect of Termination. If either party terminates this Agreement pursuant to Section 11.1, all rights and obligations of the Parties hereunder, other than the confidentiality obligations set forth in Section 6.6, shall terminate without any liability of any party to any other party (except for any liability of any party then in breach).

ARTICLE 12

MISCELLANEOUS PROVISIONS

12.1  Expenses; Taxes. Each of Buyer and Seller shall bear all of its own expenses in connection with the execution, delivery and performance of this Agreement and the transactions contemplated hereby, including without limitation all fees and expenses of its agents, representatives, counsel and accountants.

12.2  Headings; Schedules. The subject headings of the sections and subsections of this Agreement are included only for purposes of convenience, and shall not affect the construction or interpretation of any of its provisions. Any disclosure made by Seller in a Schedule hereto shall be deemed a disclosure on all Schedules hereto.

12.3  Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Signatures on this Agreement delivered by fax or telecopier shall be considered original signatures for purposes of effectiveness of this Agreement.

12.4  Rights of Parties. Nothing in this Agreement, whether express or implied, is intended to confer any rights or remedies under or by reason of this Agreement on any persons other than the Parties to it and their respective successors and assigns, nor is anything in this Agreement intended to relieve or discharge the obligation or liability of any third person to any Party to this Agreement, nor shall any provision give any third persons any right of subrogation or action against any Party to this Agreement.

12.5  Assignment. The rights and obligations of the parties to this Agreement or any interest in this Agreement shall not be assigned, transferred, hypothecated, pledged or otherwise disposed of without the prior written consent of the non-assigning Party which consent may be withheld in such Party’s sole discretion. Notwithstanding the foregoing, the Buyer shall have the right to assign its interests herein to an Affiliated entity.

12.6  Notices.  All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given on the date of service if delivered by facsimile or email (with notice of receipt), or if served personally on the party to whom notice is to be given, or if delivered by overnight private carrier, on the date of delivery and properly addressed as follows:

To Seller prior to the Closing Date:

New Vision Co-Op

Frank McDowell

PO Box 877

Worthington, MN 56187

fmcdowell@newvision.coop

With a copy (which shall not constitute notice but which is nonetheless required for notice) to:

Richard Sobalvarro, Esq.

Rajkowski & Hansmeier

11 7th Avenue North

St. Cloud, MN 56303

320-251-1055

rsobalvarro@rajhan.com

To Buyer:

KeyOn Communications Holdings, Inc.

4061 Dean Martin Drive

Las Vegas, NV 89103

Email: jason.lazar@keyon.com

702-403-1225

With a copy (which shall not constitute notice but which is nonetheless required for notice) to:

Michael J. Semack, Esq.

Solomon Blum & Heymann LLP

40 Wall Street, 35th Floor

New York, NY 10005

212-267-7600

Email: msemack@solpearl.com

Any party may change its address for purposes of this paragraph by giving the other parties written notice of the new address in the manner set forth above.

12.7  Applicable Law and Remedies. The terms, conditions and other provisions of this Agreement and any documents or instruments delivered in connection with it shall be governed and construed according to the internal laws of the State of Minnesota (other than the choice of law rules thereof) except as to matters of law concerning the internal corporate affairs of any corporate entity which is a party to or the subject of this Agreement, and as to those matters, the jurisdiction under which such entity derives its powers shall govern. Subject to the provisions of Section 10.6, all remedies at law, in equity, by statute or otherwise shall be cumulative and may be enforced concurrently or from time to time and, the election of any remedy or remedies shall not constitute a waiver of the right to pursue any other available remedies.

12.8  Dispute Resolution. Each of the Parties submits to the exclusive jurisdiction of any state or federal court sitting in either Fifth District Court in Worthington, MN or Federal District Court in Minneapolis, MN, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court. Each Party also agrees to not bring any action or proceeding arising out of or relating to this Agreement in any other court. Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety or other security that might be required of any other Party with respect to any such action or proceeding.

12.9  Additional Instruments and Assistance. Each party hereto shall from time to time execute and deliver such further instruments, provide additional information and tender such further assistance as the other party or its counsel may reasonably request in order to complete and perfect the transactions contemplated herein.

12.10  Severability. If any provision of this Agreement is held or deemed to be invalid or unenforceable to any extent when applied to any person or circumstance, such invalidity or unenforceability shall not affect the remaining provisions of this Agreement; the remaining provisions hereof and the enforcement of such provision with respect to other persons or circumstances, or to another extent, shall not be affected thereby and each provision hereof shall be enforced to the fullest extent allowed by law. Moreover, the invalid or inoperative provision shall be reformed and construed so that it shall be valid and enforceable to the maximum extent permitted.

12.11  Pronouns and Terms. In this Agreement, the singular shall include the plural, the plural the singular, and the use of any gender shall include all genders.

12.12  Rules of Construction. Each party acknowledges that its legal counsel participated in the preparation of this Agreement and, therefore, stipulates that the rule of construction that ambiguities are to be resolved against the drafting party shall not be applied in the interpretation of this Agreement to favor any party against the other.

12.13  Publicity. No party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other party; provided, however, that after the Closing the parties may (i) make appropriate announcements to customers of the Business, and (ii) make a public announcement to the effect that the transaction has occurred (without any financial information), each after consultation with, and approval of, the other party; and provided further that either party may make any public disclosure it believes in good faith is required by applicable law.

12.14  Entire Agreement. This Agreement and the schedules and exhibits delivered in connection herewith constitute the entire agreement of the parties with respect to the subject matter hereof, and supersedes all prior and contemporaneous negotiations and agreements, whether oral or written, between the Parties which are expressly merged into and superseded by this Agreement, and there are no representations, warranties or other agreements among the Parties in connection with the subject matter hereof except as set forth specifically herein or contemplated hereby.

12.15  Modification; Waiver.  Except as specifically provided herein, no change, modification, amendment, addition or termination of this Agreement or any part thereof shall be valid unless in writing and signed by or on behalf of the party to be charged therewith. No provision of this Agreement or any default, misrepresentation, or breach of warranty or agreement under this Agreement may be waived except in writing executed by the party against which such waiver is sought to be enforced. Neither the failure nor any delay by any Person in exercising any right, power, or privilege under this Agreement will operate as a waiver of such right, power, or privilege, and no single or partial exercise of any such right, power, or privilege will preclude any other or further exercise or such right, power, or privilege or the exercise of any other right, power, or privilege. In addition, no course of dealing between or among any persons having any interest in this Agreement will be deemed effective to modify or amend any part of this Agreement or any rights or obligations of any person under or by reason of this Agreement.

IN WITNESS WHEREOF, the parties to this Agreement have duly executed it on the date first above written.

Southwest Wireless Net, Inc.

By:
Name:
Title:

KeyOn Communications Holdings, Inc.

By:
Name:
Title: